SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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( ) Preliminary Proxy Statement             ( ) Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
( ) Definitive Proxy Statement
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( ) Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   ESKIMO PIE
                (Name of Registrant as Specified in its Charter)

                       YOGEN FRUZ WORLD-WIDE INCORPORATED
                         (Name of Person(s) Filing Proxy
                      Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

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     0-11.

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          pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                    [Yogen Fruz World-Wide Incorporated LOGO]
                              8300 Woodbine Avenue
                        Markham, Ontario, Canada L3R 9Y7


                                 August 30, 1999



Dear Fellow Eskimo Pie Shareholders:

     Eskimo Pie Corporation has produced for shareholders generally declining revenues, earnings and stock price for the past five years. The current Board of Directors and Management of Eskimo Pie are responsible for these declines, but want you to support them as they continue the same failed strategy that has resulted in the significant loss of value for shareholders.

     As the largest single shareholder of Eskimo Pie, Yogen Fruz wants nothing more than the greatest possible return for itself and Eskimo Pie's other shareholders. We believe that the sum of the values of the parts of Eskimo Pie is greater than the value of the company as a whole, and that the way to realize this value for shareholders is to sell each of the parts of Eskimo Pie to a highly synergistic buyer capable of integrating the asset into the buyer's existing business.

     In fact, Eskimo Pie's announcement on August 25, 1999 that it is selling its flavors business to Guernsey Bel, Inc. for $9.5 million is exactly what we told you in our proxy we will do if you appoint our slate of directors - we even predicted the price and identified the buyer in our additional proxy materials filed with the SEC on August 23, 1999. However, our plan is for the $9.5 million
- and all other proceeds from the sale of Eskimo Pie's assets - to go directly you and the other shareholders of Eskimo Pie, not to subsidize a continuation of the failed strategy of the current Board of Directors and Management.

                     WHOSE INTERESTS ARE TRULY SELF-SERVING?

o The current Board of Directors and Management of Eskimo Pie claim to be implementing a plan to increase investments in advertising, promotion and product development for the Eskimo Pie brand, and that the results can be seen in the year to date financial performance of the Company. However, contrary to the Company's reported "increases", actual consumer purchases of Eskimo Pie brand products are down versus last year during the peak selling period of April-June, a fact confirmed by independent market data. Welch's brand products are also down versus last year. The Eskimo Pie and Welch's brands account for more than two thirds of all Eskimo Pie products sold. If both brands are experiencing decreases versus last year, how can Eskimo Pie report increased revenues and earnings?


o Eskimo Pie's revenues consist primarily of sales of ingredients and packaging to its licensees. Even if sales of finished products by the licensees are down - as they were during the critical second quarter this year - Eskimo Pie can still have increased sales by shipping excess quantities of ingredients and packaging to its licensees. However, we believe such increases are only temporary and that licensees will reduce their orders during subsequent periods resulting in decreased revenues and earnings of Eskimo Pie, as they have for the past five years. The current Board and Management ask you to look at the results for only the last six months. However, as shareholders, we must ask: did the Board and Management of Eskimo Pie have a vested interest in creating the appearance of growth to convince shareholders to vote against Yogen Fruz's proposals and thereby save their own jobs?

                    YOGEN FRUZ - FOCUSED ON SHAREHOLDER VALUE


o Yogen Fruz believes that all shareholders of Eskimo Pie will suffer continued losses of value if the current Board and Management are allowed to maintain the status quo. However, by selling all of the assets of Eskimo Pie - not just Eskimo Pie's Flavors business - we believe shareholders can realize actual gains.


o Eskimo Pie's current Board of Directors and Management have suggested that Yogen Fruz could gain competitively - as opposed to as a shareholder - by selling Eskimo Pie's assets. They are wrong. Yogen Fruz does not compete with Eskimo Pie Corporation, but rather, with certain of Eskimo Pie's brands. This will continue to be the case after Eskimo Pie no longer owns them. The potential buyers we have identified are, in general, financially stronger than Eskimo Pie Corporation and better positioned to exploit the full potential of these brands. It is precisely for this reason that they are able to pay the best price to buy these assets.

o The current Board of Directors has claimed that Yogen Fruz might attempt to purchase Eskimo Pie after "taking control" of the Company. However, Yogen Fruz and its nominees for directors have publicly affirmed that they will not buy any assets of Eskimo Pie, nor will they accept any fees or compensation of any kind for their services as directors or in transacting the sale of Eskimo Pie's assets. Moreover, the Virginia Stock Corporation Act forbids Yogen Fruz from purchasing Eskimo Pie or any assets of Eskimo Pie at any time before December 4, 2001, without approval of a majority of the disinterested directors and two thirds of the voting shares excluding shares owned by Yogen Fruz.

o It is important to note that Eskimo Pie's current Board of Directors and Management have not disputed Yogen Fruz's statements regarding the potential return to shareholders from the sale of Eskimo Pie's assets. Instead, they speculate as to Yogen Fruz's "agenda" or motive. However, our agenda is out in the open: we want the highest price for the stock of Eskimo Pie. That is why we announced on August 23, 1999 that we will not support the offer of an unnamed investor group to purchase Eskimo Pie for $10.125 per share. As a shareholder of Eskimo Pie, we are alarmed that the current Board of Directors has formed a special committee to entertain this offer, which, as we said in our public announcement, we believe understates the assets value of Eskimo Pie by at least one third. Previously, the Board determined to reject offers below $13.00 per share. Why do they now consider $10.125 per share a reasonable price for Eskimo Pie?

--------------------------------------------------------------------------------
                   PLEASE ALSO SEE THE ATTACHED PRESS RELEASE
--------------------------------------------------------------------------------

                    WE AGREE: COMPARE MANAGEMENT PERFORMANCE

o Yogen Fruz welcomes Eskimo Pie's invitation to compare our operating results with those of Eskimo Pie. However, we think performance over the last five years would be a truer test than focusing on the partial results of the current fiscal year. In fact, Yogen Fruz's revenues have grown dramatically from Cdn$4,979,000 in 1994, Cdn$9,186,000 in 1995,
     Cdn$30,039,000 in 1996, Cdn$43,788,000 in 1997 to Cdn$87,979,000 in 1998.
     Earnings have grown just as dramatically, from Cdn$756,000 in 1994, Cdn$1,842,000 in 1995, Cdn$5,183,000 in 1996, Cdn$9,937,000 in 1997 to
     Cdn$12,941,000 in 1998. As a result of these results, Yogen Fruz shareholders have enjoyed excellent liquidity and appreciation in value from per share highs of Cdn$1.31 in 1994, Cdn$2.50 in 1995, Cdn$4.35 in 1996, Cdn$8.70 in 1997 to Cdn$14.30 in 1998. (All years are Yogen Fruz's fiscal years ending August 31.) Even at Yogen Fruz's current share price of Cdn$2.53

     (August 26, 1999), Yogen Fruz is valued in excess of Cdn$116 million. Such long-term growth is exactly what Eskimo Pie's current Board of Directors and Management has been unable to achieve for their shareholders. Indeed, by contrast, Eskimo Pie would be valued at only $36 million, based on the offer of $10.125 per share currently being entertained by Eskimo Pie's Board of Directors. And, as noted above, Eskimo Pie's core brands are actually down versus last year during the second quarter, belying Eskimo Pie Corporation's reported "increases".

o Yogen Fruz believes the continued operation of Eskimo Pie by any management team is incapable of returning maximum value to shareholders, and that the maximum return to shareholders will be achieved by selling the assets of Eskimo Pie to highly synergistic buyers. The only reason Yogen Fruz is soliciting your proxy is because the current Board of Directors and Management has demonstrated an unwillingness to pursue this course.

                             YOUR VOTE IS IMPORTANT!

o No matter how many or how few shares of Eskimo Pie Corporation you own, please vote FOR Yogen Fruz's nominees and AGAINST management's proposals by signing, dating and mailing the enclosed BLUE PROXY CARD.

o Do not return any WHITE proxy card sent to you by Eskimo Pie Corporation, even to vote against their nominees. Doing so will cancel your vote for Yogen Fruz's nominees.

o If you have already returned a proxy card sent to you by Eskimo Pie Corporation, you have every right to change your vote by signing, dating and returning the enclosed BLUE PROXY CARD. Only your latest dated, properly executed card will count.

o If you own shares in the name of a brokerage firm, your broker cannot vote such shares unless they receive your specific instructions. Please sign, date and return the enclosed BLUE PROXY CARD in the postage-paid envelope that has been provided.


If you have any questions or need assistance voting your shares, please call collect:

                                    Michael Serruya
                                    Co-Chairman and Co-CEO
                                    Yogen Fruz World-Wide Incorporated
                                    8300 Woodbine Avenue
                                    Markham, Ontario, Canada L3R 9Y7
                                    (905)479-8672(x225)



                             PROTECT YOUR INVESTMENT

                        VOTE YOGEN FRUZ'S BLUE PROXY CARD

                DO NOT VOTE ON THE WHITE PROXY CARD - DISCARD IT

                             Eskimo Pie Corporation
                         Unit Sales Performance Decline
                          13 Weeks Ending June 27, 1999
                                    vs YR Ago

     [THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]


                          Eskimo Pie                -6.3%

                          Welch's                   -7.9%

                          Nabisco SnackWell         -45.3%

                          Nabisco Oreo Bar          -22.9%

     Source: IRI

                             Eskimo Pie Corporation
                         Unit Sales Performance Decline
                          4 Weeks Ending June 27, 1999
                                    vs YR Ago

     [THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]


                          Eskimo Pie                -10.2%

                          Welch's                   -16.3%

                          Nabisco SnackWell         -40.5%

                          Nabisco Oreo Bar          -39.2%

     Source: IRI

FOR IMMEDIATE RELEASE

                           YOGEN FRUZ WILL NOT SUPPORT
                  ANNOUNCED OFFER TO BUY ESKIMO PIE CORPORATION

Toronto, Canada, August 23, 1999 - Yogen Fruz World-Wide Incorporated (TSE:
YF.A) the largest shareholder of Eskimo Pie Corporation (NASDAQ NNM: EPIE) ("Eskimo") announced today that it will not support the offer from an undisclosed private investor group to buy all of Eskimo's stock for $10.125 per share announced earlier today.

"We believe the announced offer understates the asset value of Eskimo by at least one third, and thus would not return full value to Eskimo's shareholders" said Michael Serruya, Co-President and Co-CEO of Yogen Fruz.

Eskimo's announcement of the offer did not disclose the identities of the offerors, but did state that the offer was subject to satisfactory completion of due diligence, obtaining of necessary financing, negotiation and execution of a definitive agreement and consent of Eskimo's licensors to the continuation of their licenses. Accordingly, Yogen Fruz believes it is unlikely any such sale would close.

"This proposal clearly would be a better deal for Eskimo's current management than for the shareholders," Serruya said. "They would hold onto their jobs, while shareholders would take a one-third discount off the full value for their shares." Eskimo's announcement disclosed that David B. Kewer, Eskimo's President and CEO, has been invited to join the unnamed group of offerors.

As of August 31, 1998, Yogen Fruz had approximately 4,900 locations, through company owned, franchised and non-traditional partnership locations in 80 countries. The Company operates a Family of Brands including Yogen Fruz, I Can't Believe It's Yogurt, Bresler's Ice Cream and Premium Frozen Yogurt, Swensen's Ice Cream, Steve's Ice Cream, Golden Swirl, Honey Hill Farms, Paradise, Ice Cream Churn and Java Coast Fine Coffees. The Company also directly, and through its subsidiary Integrated Brands, markets, sells and distributes a variety of frozen novelties and frozen dessert products under the Tropicana, Betty Crocker, Trix, Yoplait, Colombo and Yoo Hoo brand names, pursuant to long-term license agreements.

For further information, contact:

Michael Serruya
Co-Chairman, Co-President and Co-CEO
Yogen Fruz World-Wide Incorporated
Tel:905-479-8762 (x225)
Fax: 905-479-5235

                             ESKIMO PIE CORPORATION
               ANNUAL MEETING OF SHAREHOLDERS -- SEPTEMBER 8, 1999

          THIS PROXY IS SOLICITED BY YOGEN FRUZ WORLD WIDE INCORPORATED
         IN OPPOSITION TO THE ESKIMO PIE CORPORATION BOARD OF DIRECTORS
                  AND FOR THE AMENDMENT OF ESKIMO PIE'S BY-LAWS


     The undersigned shareholder of Eskimo Pie Corporation ("Eskimo") hereby appoints Michael Serruya, Richard Smith and David Stein, each of them with full power of substitution, to vote all shares of Common Stock, par value $1.00 per share, of Eskimo that the undersigned is entitled to vote if personally present at the 1999 Annual Meeting of Shareholders of Eskimo to be held on September 8, 1998, and at any adjournments or postponements thereof as indicated below and in the discretion of the proxies, to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.


YOGEN FRUZ WORLDWIDE INCORPORATED RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

PROPOSAL 1. (ELECTION OF YOGEN SLATE OF DIRECTORS) to elect the following individuals as Directors of Eskimo until the 2000 Annual Meeting of
       Shareholders: Michael Serruya, Aaron Serruya, David Prussky, David M. Smith, David J. Stein, Benjamin Raphan and Edward Obadiah.

(To withhold authority to vote for any individual nominee listed above, write that nominee's name in the space provided below)

[ ]  FOR ALL NOMINEES LISTED ABOVE

[ ]  AGAINST ALL NOMINEES LISTED ABOVE

[ ]  ABSTAIN WITH RESPECT TO ALL NOMINEES LISTED ABOVE

PROPOSAL 2. (By Law Amendment with respect to Rights Agreement) to amend the by-laws to require the Eskimo Board of Directors to carry out a resolution authorizing partial or complete redemption or amendment to the Eskimo Rights Agreement, if such resolution is authorized and approved by affirmative vote of shareholders owning or having the right to vote at least a majority of the capital stock of Eskimo.

                [  ]  FOR        [  ] AGAINST        [  ] ABSTAIN

PROPOSAL 3. (By Law Amendment with respect to Special Meeting) to amend the by-laws to allow the shareholders owning or having the right to vote at least 5% of the outstanding capital stock of Eskimo to call a special meeting of shareholders.

                [  ]  FOR        [  ] AGAINST        [  ] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR PROPOSALS 1 THROUGH 3 AND IN THE DISCRETION OF THE PROXIES, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                            ----------------------------------
                            (Date)

                            ----------------------------------
                            (Signature)

                            ----------------------------------
                            (Title)

                            ----------------------------------
                            (Signature, if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. This Proxy votes all shares held in all capacities.